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                                                                  EXHIBIT 10.2

                       AIRLINE CUSTOMER SERVICES AGREEMENT



                                     BETWEEN



                                 [AIRLINE NAME]
                                    [ADDRESS]



                                       AND



                                  SKYMALL, INC.
                              1520 EAST PIMA STREET
                             PHOENIX, ARIZONA 85034



                                      DATED



                           ____________________, 1995
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                                TABLE OF CONTENTS

1.       Recitals..............................................................       1
         1.1      Airline Business.............................................       1
         1.2      SkyMall Business.............................................       1
         1.3      Offer of SkyMall Program.....................................       1

2.       The SkyMall(R) Program and Guarantees.................................       1
         2.1      The Catalog..................................................       1
         2.2      Concierge Service............................................       1

3.       SkyMall Program Agreement.............................................       1
         3.1      Exclusive Rights.............................................       1
         3.2      Reserved Services............................................       1

4.       Term of Agreement.....................................................       2
         4.1      Initial and Renewal Terms....................................       2
         4.2      Termination..................................................       2

5.       The Catalog...........................................................       2
         5.1      Catalog Production...........................................       2
         5.2      Shipment and Distribution of Catalogs........................       3

6.       Customer Orders, Customer Services and Promotion......................       3
         6.1      Order Processing and Delivery................................       3
         6.2      Resolution of Customer Problems..............................       4
         6.3      Promotion of Catalog.........................................       4
         6.4      Aircraft Seat Phones.........................................       4
         6.5      Complimentary Air Travel.....................................       4

7.       SkyMall(R) Program Costs and Expenses..................................      4
         7.1      SkyMall Expenses..............................................      4
         7.2      Airline Expenses..............................................      5

8.       Airline Sales Commissions.............................................       5
         8.1      Sales Commission.............................................       5
         8.2      Payment Due Date.............................................       5

9.       Reports, Records and Audit............................................       5
         9.1      SkyMall Reports and Records..................................       5
         9.2      Airline Reports and Records..................................       5
         9.3      Audit of Records.............................................       5

10.      Use and Approval of Names.............................................       5
         10.1     Limited License to Use Airline's Names........................      5
         10.2     Mutual Approval of Advertising and Promotional Material.......      6


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

11.      Rights to the Catalog, Services and Purchase Information........         6

12.      Confidential Information........................................         6
         12.1     Confidential and Proprietary Information...............         6
         12.2     Use and Protection of Confidential Information.........         6
         12.3     Enforcement............................................         7

13.      No-Competition..................................................         7

14.      Default and Remedies............................................         7
         14.1     Default................................................         7
         14.2     Remedies...............................................         8
         14.3     Consequential Damages..................................         8
         14.4     Force Majeure Excusing Performance.....................         8

15.      Indemnification.................................................         8
         15.1     Claims.................................................         8
         15.2     SkyMall's Indemnification of Airline...................         8
         15.3     Airline's Indemnification of SkyMall...................         9
         15.4     Notification, Defense of Claims and Settlement.........         9

16.      Insurance.......................................................        10
         16.1     Insurance Amounts and Certificates.....................        10
         16.2     Endorsements...........................................        10

17.      Miscellaneous...................................................        10
         17.1     Entire Agreement.......................................        10
         17.2     Amendments and Waivers.................................        10
         17.3     Assignments and Successors.............................        10
         17.4     No Joint Venture or Partnership........................        10
         17.5     Severability...........................................        10
         17.6     Survival...............................................        11
         17.7     Further Actions and Assurances.........................        11
         17.8     Governing Law..........................................        11
         17.9     Attorneys' Fees........................................        11
         17.10    Notices................................................        11
         17.11    Counterparts...........................................        11
         17.12    Exhibits...............................................        11
         17.13    Time...................................................        11
         17.14    Effective Date.........................................        12


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                       AIRLINE CUSTOMER SERVICES AGREEMENT

      This Airline Customer Services Agreement (the "Agreement"), is between [Airline Name], a ________________ corporation ("Airline"), and SkyMall, Inc., an Arizona corporation ("SkyMall"). Airline and SkyMall agree as follows:

1.    RECITALS.

      1.1 Airline Business. Airline operates aircraft to domestic (U.S.) and international destinations. The "Airline Fleet" includes Airline's aircraft flying domestic trips.

      1.2 SkyMall Business. SkyMall provides in-flight and in-transit sales and rapid delivery of merchandise and services for travelers.

      1.3 Offer of SkyMall Program. This agreement grants SkyMall the exclusive right to offer the SkyMall(R) Program (as defined below) to Airline's domestic air passengers.

2.    THE SKYMALL(R) PROGRAM AND GUARANTEES.  The "SkyMall(R) Program" includes:

      2.1 The Catalog. The SkyMall(R) Catalog offers merchandise and services which may be ordered by Airline's passengers (the "Catalog"). SkyMall provides a total customer satisfaction guarantee on merchandise offered in the Catalog, except as expressly provided in Section 5.1 below.

      2.2 Concierge Service. The SkyMall(R) Concierge Service offers concierge services (the "Concierge Service") for a fee to customers (the "Concierge Service Fee") plus the price of the product or service. SkyMall provides a limited customer satisfaction guarantee on the Concierge Service, depending on the services requested.

3.    SKYMALL PROGRAM AGREEMENT.

      3.1 Exclusive Rights. Airline grants SkyMall the exclusive right to provide the SkyMall(R) Program to Airline for Airline's Fleet. Airline will not itself provide, nor obtain from any other source, a similar program. Airline also grants to SkyMall a first right of refusal to provide the SkyMall(R) Program on inter-active video for Airline's Fleet.

      3.2 Reserved Services. Airline reserves the right to provide to its passengers: (a) through its in-flight magazine (1) merchandise marked with Airline's trademarks ("Airline's Trademarked Merchandise") and Airline's airfare and vacation packages and air transportation services ("Airline's Services") or any other proprietary items or services of Airline, and (2) merchandise and services offered by other advertisers; and (b) a catalog for the sale of duty free merchandise.

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4.    TERM OF AGREEMENT.   The Term of this Agreement includes:

      4.1     Initial and Renewal Terms. The Initial Term from
              _________________, until _________________. After the Initial Term this Agreement will renew annually (an "Annual Renewal Term"), unless terminated earlier by either Party pursuant to this Agreement.

      4.2     Termination.

              (a) Termination for Convenience. After the Initial Term, either Party may terminate this Agreement for any reason without cause by 90 days written notice to the other Party.

              (b) Termination For Cause. Either Party may immediately terminate this Agreement for cause by giving written notice to the other Party.

              (c) Cooperation Upon Termination. Upon notice of termination (1) the Parties will cooperate until termination to continue distributing Catalogs and to secure customer orders, (2) each party will use its best efforts to minimize the costs and damages of the termination, and (3) Airline is solely responsible for recycling or disposing of Catalogs in its possession at the time of termination.

              (d) Termination Rights and Obligations. Termination will not affect rights or obligations of the Parties which are of a continuing nature or which accrued prior to the effective date of termination.

5.    THE CATALOG.

      5.1 Catalog Production. SkyMall will produce, at its expense, three or more editions of the Catalog each year, each up to _____ pages but not weighing more than _____________. SkyMall (a) will select and price all merchandise and services and (b) will consider reasonable requests of Airline for additional merchants, products, or services (but is not obligated to secure particular merchants, products, or services).

      NOTE THAT (b) AND (c) SHOULD BE INCLUDED ONLY FOR APPROPRIATE (LARGER) AIRLINES.

              (a) Airline Approval of the Catalog. Airline will approve each edition of the Catalog prior to production. Airline is deemed to approve a Catalog edition if Airline's written disapproval is not delivered to SkyMall within three business days after Airline receives the prototype Catalog. Airline may disapprove any merchant, product, or service on any reasonable grounds except price, but will not unreasonably disapprove a merchant, product, or service.

              (b) Airline Pages. If Airline requests, up to ____ pages in each Catalog (the "Airline Pages") may be devoted to merchandise marked with Airline's

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                   trademarks and Airline's airfare, vacation, and
                   transportation services ("Airline's Goods and Services"). SkyMall does not guarantee Airline's Goods and Services and Airline (a) assumes responsibility for the merchandise and services and (b) indemnifies SkyMall for all product liability and other costs and expenses arising in connection with Airline's Goods and Services, including costs of legal or other proceedings, judgments, fines, and penalties, costs of defense, and reasonable attorneys' fees.

              (c) Cover and Name. The cover of each catalog will be customized to identify Airline and will not be identical to SkyMall's general catalog. At Airline's option, the catalog will bear SkyMall's name or another name selected by Airline. SkyMall does not own, and acknowledges Airline's ownership of, any custom name selected by Airline for the Catalog and any associated goodwill.

              (d) Suppliers. SkyMall will contract with each supplier of merchandise or services (a "Supplier") for the SkyMall(R) Program. SkyMall is solely responsible for each Supplier's merchandise and services.

      5.2     Shipment and Distribution of Catalogs.

              (a) Delivery to Hubs. SkyMall will deliver the Catalogs to Airline's facilities at up to _______ Airline hub locations (the "Airline Hubs"). Airline may change the hub locations. SkyMall will deliver the Catalogs in proportions as directed by Airline at least five days before the scheduled distribution of the Catalogs to the Airline Fleet.

              (b) Distribution to Airline Fleet. Airline will use reasonable efforts (at least the same efforts used in connection with Airline's in-flight magazine) to distribute Catalogs to the seatbacks of all aircraft in Airline's Fleet, so that each Airline passenger has access to a reasonably unsoiled and presentable copy of the Catalog. Airline will carry 20 additional copies of the Catalog on each aircraft to replace Catalogs taken daily by passengers. Until a Catalog expires Airline will not remove a Catalog from an aircraft (except for soiled and unpresentable Catalogs).


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6.    CUSTOMER ORDERS, CUSTOMER SERVICES AND PROMOTION

      6.1 Order Processing and Delivery. SkyMall, at its sole expense, will deliver merchandise and services offered through the Catalog. SkyMall will give prompt attention to any complaint or requested change with respect to SkyMall's order processing or delivery services.

              (a) Order Processing. SkyMall will offer customer order inquiry and processing 24 hours per day, 365 days per year (but may use voice messaging and other equipment during early morning hours, Sundays, holidays, and at other appropriate times). SkyMall will maintain an "800" customer order telephone number, including an in-flight equivalent of an "800" telephone number for Airline's in-flight telephone equipped aircraft.

              (b) Merchandise Deliveries. SkyMall or its vendors will offer delivery within the United States, Puerto Rico and the Virgin Islands. SkyMall may, in its sole discretion, offer delivery to international destinations.

              (c) Payment for Merchandise and Services. SkyMall may require payment for merchandise by cash (U.S. Dollars), cash equivalents, and major credit cards. SkyMall is solely responsible for establishing appropriate contractual arrangements with companies issuing credit cards honored by SkyMall.

              (d) No Airline Liability. Airline assumes no liability for, and is not responsible for the credit worthiness of, any Airline passengers or customers.

              (e) SkyMall Employees. SkyMall's order processing and delivery personnel are SkyMall's employees or independent contractors. SkyMall's employees and independent contractors will comply with reasonable security measures imposed by Airline.

              (f) Airline Employee Discounts. Subject to proper identification, SkyMall will allow Airline employees a ____% discount on merchandise and services to the extent permitted by SkyMall's vendors.

      6.2 Resolution of Customer Problems. SkyMall is solely responsible for handling, to the reasonable satisfaction of its customer and Airline, all correspondence, claims, and complaints generated by the SkyMall(R) Program. Airline may, at its option, respond directly to any customer request or complaint.

      6.3 Promotion of Catalog. Airline will use reasonable efforts to promote use of the Catalog (at least the same efforts used for Airline's in-flight magazine), including in flight, boarding area, and flight club area announcements, information booths, and video introductions.

      6.4 Aircraft Seat Phones. Airline (a) will equip its aircraft with seat phones or other in-flight telephone equipment as business conditions warrant and (b) will keep

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              SkyMall informed about the installation or change out of in-flight telephone equipment on its aircraft.

      6.5 Complimentary Air Travel. Airline will provide, at its discretion, complimentary round-trip passes to SkyMall to be used for business travel related to performance of this Agreement (the "Complimentary Air Travel"). The Complimentary Air Travel must be booked at least one week in advance and is available on a positive space basis.

7. SKYMALL(R) PROGRAM COSTS AND EXPENSES. The costs and expenses associated with the SkyMall(R) Program will be paid as follows:

      7.1 SkyMall Expenses. SkyMall will pay for all costs and expenses associated with the SkyMall(R) Program except for those assumed by Airline.

      7.2 Airline Expenses. Airline will provide and pay for: (a) the cost of distribution of the Catalog from the Airline Hubs to Airline's Fleet and of carrying the Catalog on Airline's Fleet; (b) the promotional costs incurred by Airline to the extent mutually agreed upon prior to instituting a promotion; (c) the Complimentary Air Travel costs; and (d) the costs of any optional service as mutually agreed by SkyMall and Airline.

8.    AIRLINE SALES COMMISSIONS.

      8.1 Sales Commission. SkyMall will pay a monthly sales commission (the "Sales Commission") to Airline equal to the greater of (a) $__________ per month or (b) _____% of Net Sales (as defined in EXHIBIT A).

      8.2 Payment Due Date. SkyMall will pay the Sales Commission to Airline on the first day of the second month after the month when the sales occurred. SkyMall will deliver, with the payment, a supporting statement showing (a) the number of orders filled for the month, (b) the net dollar amount of sales related to the orders, and (c) the calculation of the Sales Commission.

9.    REPORTS, RECORDS AND AUDIT.

      9.1 SkyMall Reports and Records. SkyMall will provide Airline monthly reports of SkyMall's performance under this Agreement and of Airline's Sales Commissions (collectively, the "SkyMall Reports"). The SkyMall Reports will be in a form agreed by the Parties, but need not include information about activities with anyone other than Airline. SkyMall will maintain the SkyMall Reports during the Term and for one year after termination (the "Record Maintenance Period").

      9.2 Airline Reports and Records. Airline will provide SkyMall information reasonably requested by SkyMall, including data about actual and projected passenger enplanements and actual and planned aircraft schedules (collectively, the "Airline Reports"). The Airline Reports will be in a form agreed by the Parties, but need not include information about activities with anyone other

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              than SkyMall. Airline will maintain the Airline Reports for the
              Record Maintenance Period.

      9.3 Audit of Records. During the Record Maintenance Period each Party (or auditors it selects) may, at a mutually convenient time and at its sole cost and expense, examine and make copies of the other's Reports at the other's offices.

10.   USE AND APPROVAL OF NAMES

      10.1 Limited License to Use Airline's Names. Airline grants SkyMall a non-exclusive license to use Airline's corporate name and Airline's tradenames, trademarks, and service marks (the "Airline Names") (a) solely as directed and approved in writing by Airline and (b) solely in connection with the production and promotion of the Catalog for Airline. SkyMall will not otherwise use, publish or reproduce (including, without limitation, in any form of advertising) any Airline Names. This license creates no third party rights and will immediately terminate upon termination of this Agreement.

      10.2 Mutual Approval of Advertising and Promotional Material. Airline must give written approval before any distribution of material which refers to Airline. SkyMall must give written approval before any distribution of material which refers to SkyMall.

11. RIGHTS TO THE CATALOG, SERVICES AND PURCHASE INFORMATION. SkyMall owns (a) the Catalog and the Concierge Service, their contents, their name or names, the designs and other information created or developed by SkyMall (or jointly by SkyMall and Airline) in connection with the Catalog and the SkyMall(R) Program, and the associated goodwill and (b) the names, addresses and other direct marketing information about persons who order from the Catalog (the "SkyMall Buyer File"). SkyMall may use the SkyMall Buyer File, or make it available to third parties, so long as the file information is not selectable by airline and does not indicate that an individual is a passenger of Airline or a member of Airline's frequent flyer program.

12.   CONFIDENTIAL INFORMATION.

      12.1 Confidential and Proprietary Information. The Parties may furnish to each other confidential or proprietary information (the "Confidential Information"). Confidential Information must be marked in a manner that indicates it is proprietary and includes information about marketing philosophies and objectives, plans, designs, orders, forecasts, competitive advantages and disadvantages, types of services provided, trade secrets, ideas, creations, materials, intellectual property (including, without limitation, patents, copyrights, trademarks, service marks, designs, logos, and slogans), data processing programs or procedures, source code, object code, business methods and procedures, employees, suppliers, and customers. Confidential Information excludes: (a) information approved for release to the public without qualification as to the recipient; (b) information which a Party obtained, had, or possessed independently of the other Party (unless such information is confidential

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              pursuant to another agreement or understanding); (c) information in the public domain; and (d) the SkyMall Buyer File.

      12.2 Use and Protection of Confidential Information. Each Party has exclusive ownership and use of its own Confidential Information. The Parties and their officers and employees will: (a) preserve the confidentiality of the other's Confidential Information; (b) not disclose, directly or indirectly, any of the other's Confidential Information to any third party for any purpose; (c) not use the other's Confidential Information except as expressly permitted by this Agreement; (d) immediately notify the other of any loss or disclosure of the other's Confidential Information;
              (e) comply with reasonable security procedures for protection of Confidential Information; and (f) employ at least the same degree of care in protecting the other's Confidential Information as it employs in protecting its own Confidential Information. A Party served with a subpoena or other legal process requiring the production or disclosure of the other's Confidential Information, will promptly notify the other and will in good faith attempt to permit the other (at the other's expense) to intervene and contest such disclosure or production.

      12.3 Enforcement. If a Party breaches or threatens to breach its confidentiality obligations, the other's remedies at law would be inadequate. Each Party is entitled to a temporary restraining order or injunction (without any bond or other security) to prevent disclosure or use of the Confidential Information. This remedy does not preclude any other action or remedy for any breach or threatened breach of this Agreement, including the recovery of damages, reasonable attorneys' fees, costs and other expenses in connection with the actions.

13. NO-COMPETITION. During the Term, the Parties will not compete with each other in any way, including use of information or knowledge about the other in competition with the other, and will not provide any information or knowledge about the other to any competitor of the other.

14.   DEFAULT AND REMEDIES.

      14.1    Default.  The following are defaults under this Agreement:

              (a) Non-Payment. Failure to make a required payment, or to perform a monetary obligation, within 30 days after written notice;

              (b) Performance or Condition. Failure to perform, or breach of, any non- monetary obligation under this Agreement which continues for 45 days after written notice;

              (c) Bankruptcy or Insolvency. Either Party: (1) becomes insolvent; (2) does not pay its bills when due without just cause; (3) takes any material steps leading to its cessation as a going concern; (4) ceases or suspends operations; (5) makes a general assignment for the benefit of creditors or files a

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                   voluntary application for appointment of a custodian or
                   receiver; or (6) has an action commenced against it under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (except that if any of the foregoing actions are filed involuntarily, a Party has 60 days to secure dismissal before the filing is deemed a default). If bankruptcy proceedings are commenced and this Agreement is not otherwise terminated, the non-defaulting Party may suspend all further performance, other than making payments when due, until the defaulting Party assumes or rejects this Agreement pursuant to Section 365 of the United States Bankruptcy Code or any similar or successor provision. A suspension of performance pending the defaulting Party's assumption or rejection is not a breach of this Agreement and does not affect the non-defaulting Party's right to pursue or enforce its rights under this Agreement or otherwise.

      14.2 Remedies. Upon a default the non-defaulting Party may, consistent with applicable laws and at its option, do one or more of the following:

              (a) Temporary Restraining Order or Injunction. Proceed immediately, when Confidential Information or non-competition requirements are involved, to obtain a temporary restraining order or injunction;

              (b) Damages for Breach. Institute proceedings to recover damages, including reasonable attorneys' fees, costs and other expenses;

              (c) Other Remedies. Exercise any other right, privilege or remedy available under this Agreement, or in law or equity; and

              (d) Terminate the Agreement. By written notice to the defaulting Party immediately terminate this Agreement.

      14.3 Consequential Damages. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR, AND
              EACH PARTY WAIVES AND RELEASES ANY CLAIMS AGAINST THE
              OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST PROFIT OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE)
              RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM, OR ACTS
              OR OMISSIONS UNDER, THIS AGREEMENT.

      14.4 Force Majeure Excusing Performance. No Party is liable to the other if a failure or delay in performance arises out of any cause beyond the reasonable control of the Parties (including loss of facilities, breach by suppliers of supply agreements, fires, floods, strikes, labor unrest, embargoes, civil commotion, rationing or other governmental orders or requirements, acts of civil or military authorities, war, acts of God, unavoidable accidents, acts or omissions of sovereign states, or serious adverse weather conditions). All requirements of notice and other performance are extended to accommodate the period when performance is impeded, except that the Party claiming to be excused must deliver written

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              notice to the other Party within 30 days stating the cause, the reasonable efforts taken to overcome the cause, and the period of time the cause is expected to continue.

15.   INDEMNIFICATION.

      15.1 Claims. "Claims" means any and all claims, liabilities, damages, demands, suits, causes of action, proceedings, recoveries, judgments, expenses, taxes, fines, penalties or executions (including but not limited to litigation costs and expenses and reasonable attorneys' fees).

      15.2 SkyMall's Indemnification of Airline. SkyMall indemnifies and holds harmless Airline, its directors, officers, employees, and agents against all Claims for: (a) SkyMall's negligent acts or omissions; (b) SkyMall's offering, providing, or failing to provide any Catalog merchandise or services; (c) SkyMall's advertising, promotions, or activities; (d) Airline's use of patents, copyrights, trademarks, tradenames, logos, slogans, imprints, or any copy supplied by SkyMall and used as directed by SkyMall; and (e) any claim that merchandise sold in the Catalog infringes upon the valid patent or other rights of a third party. This indemnification does not apply to Claims arising from (a) merchandise, services, advertising, or promotions offered or provided by Airline or (b) negligent acts or omissions of Airline, its directors, officers, employees, contractors, or agents.

      15.3 Airline's Indemnification of SkyMall. Airline indemnifies and holds harmless SkyMall, its directors, officers, employees, and agents against all Claims for: (a) Airline's negligent acts or omissions; (b) Airline's offering, providing, or failing to provide any merchandise or services which are to be provided by Airline; (c) Airline's advertising, promotions, or activities; (d) SkyMall's use of patents, copyrights, trademarks, tradenames, logos, slogans, imprints, or any copy supplied by Airline and used as directed by Airline; and (e) any claim that merchandise provided by Airline infringes upon the valid patent or other rights of a third party. This indemnification does not apply to Claims arising from (a) merchandise, services, advertising, or promotions offered or provided by SkyMall or (b) negligent acts or omissions of SkyMall, its directors, officers, employees, contractors, or agents.

      15.4 Notification, Defense of Claims and Settlement. A Party seeking indemnification (the "Indemnitee")is subject to the following procedures:

              (a) Notice. Indemnitee must notify the other Party (the "Indemnitor") promptly after learning of a Claim. Failure to notify Indemnitor of a Claim relieves Indemnitor from the obligation to indemnify to the extent the delay materially prejudices defense of the Claim.

              (b) Defense. Indemnitor is entitled to assume the defense of the Claim, with counsel reasonably acceptable to Indemnitee. Indemnitor is not liable for legal or other expenses incurred by Indemnitee after notice of Indemnitor's election to assume the defense of the Claim, other than the reasonable costs

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                   of investigating the matter and cooperating with counsel.
                   Indemnitee may employ its own counsel, but the fees and expenses are at the Indemnitee's expense unless (1) Indemnitor authorizes employment of counsel by Indemnitee,
                   (2) Indemnitee reasonably concludes based on the opinion of counsel that there is a conflict of interest between Indemnitor and Indemnitee in the conduct of the defense, or
                   (3) Indemnitor fails to employ counsel to assume the defense.

              (d) Settlements. Indemnitor is not obligated for any settlement unless it agrees to the settlement in writing. If Indemnitor agrees to a settlement, but Indemnitee unreasonably fails to enter into the settlement, then Indemnitor's indemnification obligation for the Claim will not exceed the amount of the settlement (plus expenses incurred up to the time the settlement could have been effected).

16.   INSURANCE.

      16.1 Insurance Amounts and Certificates. Each Party must keep in force insurance, and furnish to the other certificates evidencing insurance, as follows: (a) comprehensive general liability insurance, $4,000,000 combined single limit coverage; (b) products liability insurance, $4,000,000 combined single limit coverage;
              (c) advertisers liability insurance, $4,000,000; and (d) automobile liability insurance, $1,000,000. Each party must also keep in force policies of workers compensation insurance in amounts required by law.

      16.2    Endorsements. Each Party will endorse all required policies to:
              (a) provide that the insurance is primary insurance and acknowledge that insurance procured by the other Party is secondary or excess insurance; (b) name the other Party, its directors, officers, agents, and employees as additional insureds;
              (c) contain a waiver of subrogation clause in favor of the additional insureds; and (d) require 30 days written notice to the other Party of any cancellations or adverse material change in such insurance.

17.   MISCELLANEOUS.

      17.1 Entire Agreement. This Agreement is the entire agreement of the Parties regarding its subject matter and supersedes all prior oral or written agreements.

      17.2 Amendments and Waivers. This Agreement may not be amended except in a writing signed by each Party. No waiver is effective unless in writing and signed by the Party granting the waiver. Any single waiver does not operate as a continuing waiver or waive any other provision or breach of this Agreement, whether in the past or in the future.

      17.3 Assignments and Successors. Neither Party may assign this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld. This Agreement is binding on, and inures to the benefit of, the Parties and their respective successors and assigns. Nothing in this Agreement confers on any person, other than the Parties or their respective successors and assigns, any rights, obligations, remedies or liabilities.

      17.4 No Joint Venture or Partnership. Nothing in this Agreement constitutes, creates, or establishes any agency, joint venture or partnership relationship between the Parties. No Party has any power or right to represent, act on behalf of, or contractually bind the other Party as its agent, partner or otherwise.

      17.5 Severability. The unenforceability, illegality, or invalidity of any provision of this Agreement will not alter the remaining provisions of this Agreement. Each provision of this Agreement is severable from all other provisions of this Agreement.

      17.6 Survival. All agreements, obligations, covenants, terms, conditions, representations, and warranties made in this Agreement will survive the execution and delivery of this Agreement until all obligations of the parties are fully performed. All rights and obligations of the Parties with regard to Confidential Information, Non-Competition, Indemnification, and Insurance shall survive termination of this Agreement.

      17.7 Further Actions and Assurances. Each Party will cooperate in good faith to take actions, and to execute and deliver documents, as reasonably requested by the other Party.

      17.8 Governing Law. This Agreement is governed by and interpreted in accordance with the laws of Arizona.

      17.9 Attorneys' Fees. In any proceeding arising out of or related to this Agreement, the prevailing Party is entitled to receive, in addition to any other remedy or award, reasonable attorneys' fees, costs and other expenses incurred in connection with such proceeding.

      17.10 Notices. Notices must be in writing and are effective (a) on the date of delivery or (b) 72 hours after mailing by United States first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed. Notices must be sent to the address stated on the signature page (or to any other address designated by a Party).

      17.11 Counterparts. This Agreement may be executed in counterparts, each of which is an original. All counterparts constitute one and the same Agreement.

      17.12 Exhibits. The Exhibits to this Agreement are incorporated in and made a part of this Agreement.

      17.13   Time. Time is of the essence of this Agreement.

      17.14 Effective Date. This Agreement is executed ______________, 19____, to be effective on ___________________________, 19____.


                                    [AIRLINE NAME]

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    [Airline Name]
                                    [address]
                                    ____________ (Voice)
                                    ____________ (Fax)

                                    SKYMALL, INC.

                                    By: ______________________________
                                    Name:  Robert M. Worsley
                                    Title:  President

                                    SkyMall, Inc.
                                    1520 East Pima Street
                                    Phoenix, Arizona 85034
                                    Attention: Robert M. Worsley, President
                                    (602) 254-9777 (Voice)
                                    (602) 254-6075 (Fax)

                                    With a copy to:

                                    Lewis and Roca
                                    40 North Central Avenue
                                    Phoenix, Arizona 85004-4429
                                    Attention:  Kevin L. Olson, Esq.

                                    EXHIBIT A

                              NET SALES CALCULATION

                 PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT

                           BETWEEN AIRLINE AND SKYMALL

"Net Sales" are determined as follows:

      A.      Definitions:

              (a) "Gross Merchandise Sales" is defined as all gross merchandise sales from the Catalog but not sales to Airline's employees.

              (b) "Concierge Service Fees" is defined as the charge SkyMall collects from Airline customers for each concierge service request and is exclusive of the price of goods or services required to fulfill such request.

              (c) "Returned Merchandise Revenue" is defined as the sale amounts on all returned merchandise or refunds from Airline customers and applicable restocking charges.

              (d) "Cancelled Concierge Service Fees" is defined as any Concierge Service Fees charged by SkyMall for services rendered and thereafter cancelled by Airline customers, and the cost to cancel or return the applicable service or product.

              (e) "Sales Taxes, Excise Taxes and Duties" is defined as all applicable sales and excise taxes and duties on Catalog merchandise and services paid by SkyMall for Airline customers.

              (f) "Shipping and Handling Charges" is defined as all shipping, handling and insurance costs for all Catalog merchandise and services sold to Airline customers.

              (g) "Giftwrapping and Monogramming Charges" is defined as all extra and special services requested and paid by Airline customers.

              (h) "Advertising Revenues" is defined as the depiction fees and advertising charges paid by Suppliers for having their products or services featured in the Catalog.

              (i) "Bad Debts" is defined as all bad debts incurred by SkyMall in administering the SkyMall(R) Program for Airline.

      B.      Calculation:

              Net Sales =

                   (a)   Gross Merchandise Sales
              +    (b)   Concierge Service Fees
              +    (c)   Sales Taxes, Excise Taxes and Duties
              +    (d)   Shipping and Handling Charges
              +    (e)   Giftwrapping and Monogramming Charges

              (Less):

              -    (a)   Returned Merchandise Revenue
              -    (b)   Cancelled Concierge Service Fees
              -    (c)   Sales Taxes, Excises Taxes and Duties
              -    (d)   Shipping and Handling Charges
              -    (e)   Giftwrapping and Monogramming Charges
              -    (f)   Bad Debts

              Net Sales excludes Advertising Revenues

      C.      Example:

                  Merchandise Sales              $3,100,000
                  Concierge Fees                    100,000
                  Taxes                             192,000
                  Shipping & Handling               320,000
                  Giftwrapping                       30,000
                                                 ----------

                           Subtotal              $3,742,000

                  (Less):

                  Merchandise Returns            $  160,000
                  Cancelled Fees                      5,000
                  Taxes                             192,000
                  Shipping & Handling               320,000
                  Giftwrapping                       30,000
                  Bad Debts                          32,000
                                                 ----------

                           Subtotal              $  739,000
                                                 ----------

                  TOTAL NET SALES                $3,003,000